Exhibit (a)(5)(vii)

News Release

Outerwall Inc. Reports Preliminary Results of

Modified Dutch Auction Tender Offer

BELLEVUE, Wash., Mar. 10, 2014 /PRNewswire/ — Outerwall Inc. (Nasdaq: OUTR) today announced the preliminary results of its modified “Dutch Auction” self-tender offer for the purchase of up to $350 million in value of shares of its common stock, which expired at 12:00 Midnight, New York City time, at the end of the day of March 7, 2014.

Based on the preliminary count by Computershare Trust Company, N.A., the depositary for the tender offer, a total of 5,301,040 shares of Outerwall’s common stock were properly tendered and not properly withdrawn at or below the final purchase price of $70.07 per share, including 3,057,426 shares that were tendered through notice of guaranteed delivery.

In accordance with the terms and conditions of the tender offer, and based on the preliminary count by the depositary, Outerwall expects to accept for purchase 5,301,040 shares of its common stock at a purchase price of $70.07 per share, for an aggregate cost of approximately $371.4 million, excluding fees and expenses relating to the tender offer. The 5,301,040 shares expected to be purchased in the tender offer represent approximately 20.6% of Outerwall’s outstanding shares of common stock as of March 6, 2014. Based on these preliminary numbers, Outerwall anticipates that following settlement of the tender offer, it will have approximately 20,380,731 shares outstanding. The total amount of shares expected to be purchased in the tender offer includes Outerwall’s right to upsize the tender offer by up to 2% of its outstanding shares.

The number of shares expected to be purchased in the tender offer and the purchase price are preliminary and subject to change. The preliminary information contained in this press release is subject to confirmation by the depositary and is based on the assumption that all shares tendered through notice of guaranteed delivery will be delivered within the three business day guaranteed delivery period. The final number of shares to be purchased and the final purchase price will be announced following the expiration of the guaranteed delivery period and the completion by the depositary of the confirmation process. Payment for the shares accepted for purchase pursuant to the tender offer, and the return of all other shares tendered and not purchased, will occur promptly thereafter, and payment will be made in cash, less any applicable withholding taxes and without interest.

Stockholders who have questions about the tender offer may call Morgan Stanley & Co. LLC, the dealer manager for the tender offer, at (855) 483-0952, or Innisfree M&A Incorporated, the information agent for the tender offer, at (888) 750-5834 or collect at (212) 750-5833 (for banks and brokers).

About Outerwall Inc.

Outerwall Inc. (Nasdaq: OUTR) has more than 20 years of experience creating some of the most profitable spaces for their retail partners. The company mission is to create a better everyday by delivering breakthrough kiosk experiences that delight consumers and generate revenue for retailers. As the company that brought consumers Redbox® entertainment, Coinstar® money services, and ecoATM® electronics recycling kiosks, Outerwall is leading the next generation of automated retail and paving the way for inventive, scalable businesses. Outerwall™ kiosks are in neighborhood grocery stores, drug stores, mass merchants, malls, and other retail locations in the United States, Canada, Puerto Rico, the United Kingdom, and Ireland. Learn more at www.outerwall.com.

Forward-Looking Statements

Certain statements in this release are “forward-looking statements”. The words “will,” “expect,” “intend,” and variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. The forward-looking statements in this release include statements regarding the number of shares to be repurchased in the tender offer, the pricing of the tender offer and other terms, conditions and actions relating to the tender offer. Forward-looking statements are not guarantees of future actions or events, which may vary materially from those expressed or implied in such statements. Differences may result from actions taken by Outerwall or its management, as well as from risks and uncertainties beyond Outerwall’s control, including relating to third parties such as the depositary and stockholders (including receipt of guaranteed deliveries). Such actions, risks, and uncertainties include uncertainties relating to the tender offer (including those described in the tender offer materials), changes to Outerwall’s financing arrangements, Outerwall’s financial results and condition, and changes in financial markets and regulatory and economic conditions. The foregoing list of actions, risks and uncertainties is illustrative but by no means exhaustive. For more information on factors that may affect Outerwall, please review “Risk Factors” and other disclosures described in Outerwall’s most recent Annual Report on Form 10-K, as well as other public filings with the SEC. These forward-looking statements reflect Outerwall’s expectations as of the date of this release. Outerwall undertakes no obligation to update the information provided herein.

SOURCE Outerwall Inc.

Media, Marci Maule, Director of Public Relations, 425-943-8277, marci.maule@outerwall.com; Financial Analysts and Investors, Rosemary Moothart, Director of Investor Relations, 425-943-8140, rosemary.moothart@outerwall.com